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Exhibit 18


July 31, 2003


BOARD OF DIRECTORS
Cummins Inc.
500 Jackson Street
P.O. Box 3005
Columbus, IN 47202-3005

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and issued our report thereon dated July 31, 2003. Note 1 to the financial statements describes a change in accounting principle resulting from changing the measurement date for pension and post-retirement employee benefit plans from September 30 to November 30. It should be understood that the preferability of one acceptable method of accounting over another for measuring pension and other post-retirement employee benefit plan assets has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion
No. 20.


Very truly yours,


PricewaterhouseCoopers LLP